Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
April 14, 2015	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL PROPERTY TRUST ANNOUNCES

FIRST QUARTER 2015 ACQUISITION ACTIVITY

DENVER, CO — April 14, 2015 — Industrial Property Trust Inc. (“IPT”), an industrial real estate investment trust that owns and operates distribution warehouses throughout the United States, announced today that during the first quarter of 2015, it acquired seven industrial buildings totaling approximately 1.4 million square feet, located in the New Jersey, Houston, Phoenix, and Austin markets, for an aggregate purchase price of approximately $127.0 million. Below are highlights of certain of IPT’s first quarter acquisitions:

In January 2015, IPT acquired a distribution building totaling 206,000 square feet located in Totowa, New Jersey for approximately $26.3 million. This property is 100% leased to two customers. This marks IPT’s second acquisition in the New Jersey market, which is one of the largest industrial markets in the United States. IPT acquired a third multi-tenant distribution center in the New Jersey market in February 2015, totaling approximately 293,000 square feet for a purchase price of approximately $23.5 million. The property is 100% leased to two customers.

IPT also acquired a distribution center in Houston, Texas. The building totals 564,000 square feet and is 75.6% leased to two customers. This acquisition is a value-add opportunity for IPT.

“These acquisitions are located in our targeted industrial markets,” said Dwight Merriman, Chief Executive Officer of IPT. “As we build a national operating platform of high-quality industrial real estate, these recent acquisitions give us a valuable presence in certain of our targeted markets.”

As of March 31, 2015, IPT had acquired 48 industrial buildings totaling approximately 7.2 million rentable square feet in 14 major industrial markets for an aggregate purchase price of approximately $536.8 million.

About Industrial Property Trust Inc.

IPT is focused on acquiring and operating high-quality distribution warehouses that are leased to corporate customers. IPT’s core strategy is to build a national platform of high-quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IPT has operated and elected to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year that ended on December 31, 2013, and IPT intends to continue to operate in accordance with the requirements for qualification as a REIT.

This press release contains forward-looking statements that are based on IPT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IPT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IPT’s ability to identify and time investments that will generate attractive returns for investors, customers’ ability to continue to comply with the terms of their leases, and those risks set forth in IPT’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2015, as amended or supplemented by IPT’s other filings with the SEC (available at www.sec.gov). Any of these statements could be inaccurate, and actual events or IPT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IPT’s assumptions differ from actual results, IPT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of high-quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IPT cannot assure you that it will attain its investment objectives.

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